NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2020 Financial Results
Reopened chain and opened 63 new stores
Reopened period comparable sales increased approximately 6%
PHILADELPHIA, PA – (September 2, 2020) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the second quarter and for the year to date period ended August 1, 2020.

For the second quarter ended August 1, 2020:
Due to the COVID-19 pandemic, the Company temporarily closed all of its stores as of March 20, 2020. These stores began to reopen in late April 2020 in compliance with federal, state and local requirements. As of the end of June, the Company had reopened substantially all of its stores to the general public. The results in the second quarter reflect the impact of store closures and reopenings.
•Net sales increased by 2.1% to $426.1 million from $417.4 million in the second quarter of fiscal 2019.
•Reopened period comparable sales (defined below) increased approximately 6%, with stores increasing approximately 4% and e-commerce contributing approximately 2% to the comparable sales increase. Comparable sales for the full second quarter decreased by 12.2%, driven by a 19% decrease in comparable operating days.
•The Company opened 62 net new stores and ended the quarter with 982 stores in 38 states. This represents an increase in stores of 17.9% from the end of the second quarter of fiscal 2019.
•Operating income was $33.1 million compared to $36.0 million in the second quarter of fiscal 2019.
•The effective tax rate was 9.4% compared to 23.2% in the second quarter of fiscal 2019.
•Net income was $29.6 million compared to $28.8 million in the second quarter of fiscal 2019.
•Diluted income per common share was $0.53 compared to $0.51 in the second quarter of fiscal 2019. The benefit from share-based accounting was approximately $0.03 in the second quarter of fiscal 2020 compared to $0.01 in the second quarter of fiscal 2019.

Joel Anderson, President and CEO, said, “I am proud of the execution of the entire Five Below team and the results we delivered against a challenging backdrop. We swiftly responded to new and changing operating conditions – safely reopening our chain while opening 63 new stores across 24 states, accelerating our digital strategy, and ensuring the relevance of our merchandise assortment and marketing messages to reflect the current environment, including a focus on essential items. In addition, we simultaneously made significant strides on the foundational initiatives that underpin our growth strategy, namely in people, systems and infrastructure, to drive long-term, sustainable growth.”

Mr. Anderson continued, “The third quarter is off to a strong start and we are focused on the all-important holiday season. The work we have done in preparing our stores for a safe and efficient customer experience, as well as our expanded digital capabilities, is serving us well. Our teams are quickly adapting and constantly innovating to ensure that we continue to delight customers with amazing Wow product at incredible values and we feel good about our positioning for the second half of the year."

Reopened Period Comparable Sales:
"Reopened period comparable sales" represents the sales change for comparable stores for the days those stores were open in the second quarter against sales for the same days in the prior year, together with the change in sales for e-commerce for the full second quarter.

For the year to date period ended August 1, 2020:
The results in the year to date period reflect the impact of store closures and reopenings.
•Net sales decreased by 19.8% to $627.0 million from $782.2 million in the year to date period of fiscal 2019; comparable sales decreased by 31.0%.
•The Company opened 82 net new stores compared to 83 new stores in the year to date period of fiscal 2019.
•Operating loss was $39.1 million compared to operating income of $60.5 million in the year to date period of fiscal 2019.
•The effective tax rate was a benefit of 46.7% versus an expense of 14.4% in the year to date period of fiscal 2019.
•Net loss was $21.0 million compared to net income of $54.5 million in the year to date period of fiscal 2019.
•Diluted loss per common share was $0.38 compared to diluted income per common share of $0.97 in the year to date period of fiscal 2019. The benefit from share-based accounting was approximately $0.04 in the year to date period of fiscal 2020 compared to $0.12 in the year to date period of fiscal 2019.

Third Quarter and Fiscal 2020 Outlook:
Given the uncertainty related to COVID-19, the Company will not be providing sales or earnings guidance for the third quarter or fiscal 2020. The Company expects to open 110 to 120 net new stores in 2020.

Conference Call Information:
A conference call to discuss the second quarter and year to date period fiscal 2020 financial results is scheduled for today, September 2, 2020, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10146915. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including governmental restrictions and requirements, store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and e-commerce fulfillment operational, our ability to effectively operate and remain open in some or all of our stores, and to open new stores and remodels), risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on
Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced up to just $10, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 950 stores in 38 states. For more information, please visit www.fivebelow.com!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	August 1, 2020	February 1, 2020	August 3, 2019
Assets
Current assets:
Cash and cash equivalents	$160,338	$202,490	$178,800
Short-term investment securities	41,670	59,229	90,325
Inventories	294,057	324,028	272,689
Prepaid income taxes and tax receivable	15,496	4,063	10,853
Prepaid expenses and other current assets	58,965	75,903	52,436
Total current assets	570,526	665,713	605,103
Property and equipment, net	505,299	439,086	337,193
Operating lease assets	911,631	842,988	709,325
Deferred income taxes	—	—	2,924
Long-term investment securities	—	—	1,043
Other assets	12,791	10,874	3,830
	$2,000,247	$1,958,661	$1,659,418

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	121,372	130,242	108,667
Income taxes payable	775	9,505	593
Accrued salaries and wages	18,992	19,873	14,218
Other accrued expenses	90,117	81,255	83,876
Operating lease liabilities	134,937	110,470	98,507
Total current liabilities	366,193	351,345	305,861
Other long-term liabilities	1,540	1,199	—
Long-term operating lease liabilities	908,554	837,623	701,621
Deferred income taxes	5	8,716	—
Total liabilities	1,276,292	1,198,883	1,007,482
Shareholders’ equity:
Common stock	559	557	558
Additional paid-in capital	307,506	322,330	335,050
Retained earnings	415,890	436,891	316,328
Total shareholders’ equity	723,955	759,778	651,936
	$2,000,247	$1,958,661	$1,659,418

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales	$426,110	$417,400	$627,009	$782,162
Cost of goods sold	286,271	271,229	466,709	516,006
Gross profit	139,839	146,171	160,300	266,156
Selling, general and administrative expenses	106,697	110,142	199,354	205,658
Operating income (loss)	33,142	36,029	(39,054)	60,498
Interest (expense) income and other (expense) income, net	(500)	1,512	(357)	3,199
Income (loss) before income taxes	32,642	37,541	(39,411)	63,697
Income tax expense (benefit)	3,061	8,710	(18,410)	9,204
Net income (loss)	$29,581	$28,831	$(21,001)	$54,493
Basic income (loss) per common share	$0.53	$0.52	$(0.38)	$0.97
Diluted income (loss) per common share	$0.53	$0.51	$(0.38)	$0.97
Weighted average shares outstanding:
Basic shares	55,786,823	55,950,733	55,844,418	55,930,313
Diluted shares	55,966,840	56,294,109	55,844,418	56,286,632

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019
Operating activities:
Net (loss) income	$(21,001)	$54,493
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	33,200	25,459
Share-based compensation (benefit) expense	(1,033)	5,986
Deferred income tax (benefit) expense	(8,711)	3,202
Other non-cash expenses (income)	1,278	(58)
Changes in operating assets and liabilities:
Inventories	29,971	(29,053)
Prepaid income taxes and tax receivable	(11,433)	(9,516)
Prepaid expenses and other assets	21,631	6,442
Accounts payable	(13,965)	6,502
Income taxes payable	(8,730)	(20,033)
Accrued salaries and wages	(881)	(10,368)
Operating leases	26,755	(1,579)
Other accrued expenses	14,381	15,567
Net cash provided by operating activities	61,462	47,044
Investing activities:
Purchases of investment securities and other investments	(48,344)	(95,753)
Sales, maturities, and redemptions of investment securities	60,903	89,797
Capital expenditures	(100,652)	(100,139)
Net cash used in investing activities	(88,093)	(106,095)
Financing activities:
Borrowing on note payable under Amended Revolving Credit Facility	50,000	—
Repayment of note payable under Amended Revolving Credit Facility	(50,000)	—
Cash paid for credit facility financing costs	(1,755)	—
Net proceeds from issuance of common stock	229	195
Repurchase and retirement of common stock	(12,663)	(6,878)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	2,264	2,934
Common shares withheld for taxes	(3,596)	(10,148)
Net cash used in financing activities	(15,521)	(13,897)
Net decrease in cash and cash equivalents	(42,152)	(72,948)
Cash and cash equivalents at beginning of period	202,490	251,748
Cash and cash equivalents at end of period	$160,338	$178,800